EXHIBIT 8(iii)(b)


                                November 1, 1996


Mentor Investment Group, LLC
901 East Byrd Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         Effective today, we hereby transfer to you all of our rights and obligations under the Administration Agreement dated May 30, 1995, in respect of the Mentor Funds and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

                                             Very truly yours,

                                             Mentor Investment Group, Inc.


                                             By:______________________________
                                                  Name:
                                                  Title:


Acknowledged and accepted:

Mentor Investment Group, LLC


By:_________________________
     Name:
     Title: